Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2016 Second Quarter, Six-Month Results

Total Revenues Up 32 Percent Year-over-Year for Second Quarter;

Cyclo G6™ Glaucoma Laser System Revenues Up 66 Percent Sequentially

Mountain View, CA. – August 4, 2016 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter and six months ended July 2, 2016.

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Revenues were $11.9 million for the second quarter of 2016, up 32 percent from $9.0 million for the 2015 second quarter. Revenue growth was driven by the Company’s Cyclo G6™ glaucoma laser platform, which increased 66 percent over the first quarter of 2016. For the first six months of 2016, revenues were $23.8 million compared to $19.8 million in the prior year period.  Revenues for the second quarter and first six months of 2015 were impacted by the previously reported supply chain issues that forced the Company to slow shipments of laser systems in the second quarter of 2015.

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Gross margin for the 2016 second quarter was 48.2 percent compared to 46.7 percent for the second quarter of the prior year. Gross margin was positively impacted in 2016 by improved product mix towards higher margin disposable probes.

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The operating loss for the 2016 second quarter was $0.4 million compared to an operating loss of $0.7 million for the 2015 second quarter. Operating expenses in second quarter of 2016 included non-recurring costs of $0.6 million due to termination and severance expenses.

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Net loss for the second quarter of 2016 was $0.3 million, or $0.03 loss per share, compared to a net loss of $0.7 million, or $0.07 loss per share, for the prior year period. Net loss for the first six months of 2016 was $0.2 million, or $0.02 loss per share, compared to a net loss of $0.4 million, or $0.04 loss per share, in the first six months of 2015.

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Guidance: The Company continues to expect revenue growth for the full year 2016 to be in the low double-digits, with higher revenue in the fourth quarter relative to the third quarter due to typical seasonality. For the third quarter of 2016, the Company anticipates revenues of $11.0 million to $11.3 million.

President and CEO Will Moore said, “Sales of the Cyclo G6 and its proprietary, disposable probes are rapidly transforming our business and providing a glimpse of how powerful the recurring revenue business model can be for this organization.  In addition, the current and growing capabilities of the platform to treat glaucoma at all stages of the disease are opening up that vast market for IRIDEX.  While the demand for G6 was strong, we did see sales of some legacy probes lag in the period. We are now investing in the business to boost the commercial engine and the operating footprint.  Those investments are critical as we plan to raise production to meet the growing demand, add sales talent to capture glaucoma market share and continue to innovate.”

Recent Business Highlights

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A number of physicians presented data on the MicroPulse® P3 device powered by the Cyclo G6 glaucoma laser system at both the Association for Research in Vision and Ophthalmology (ARVO) and the American Society of Cataract and Refractive Surgery (ASCRS) Annual Meetings in May.

•	Paul Chew, MD presented data on the MicroPulse P3 device powered by the Cyclo G6 glaucoma laser system at the European Glaucoma Society (EGS) meeting in June.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, August 4, 2016, at 5:00 pm Eastern Time.  Interested parties may access the live conference call by dialing (877) 407-0784 (US) or (201) 689-8560 (International) and requesting the IRIDEX 2016 Second Quarter Results Conference Call, or by visiting the Company’s website at www.iridex.com.  A telephone replay will be available beginning on Thursday, August 4, 2016 through Thursday, August 11, 2016 by dialing (877) 870-5176 (US) or (858) 384-5517 (International) and entering Replay Pin # 13641627.  In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning its anticipated revenues and revenue growth rates, seasonality in the Company’s business, future demand and order levels for the Company’s products, the adoption and effect of Company products, including MicroPulse laser products, Cyclo G6 systems and MP3 probes and related disposable products and services, on the Company’s results, the markets in which the Company operates, trends in treatment and product adoption and usage, product plans and future product releases, the Company’s guidance concerning full year 2016 results, including anticipated ranges of revenue, future marketing activities, the Company’s plans related to partnerships and acquisitions, the Company’s plans to invest in and grow its business, and the Company’s strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and our Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange

Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:Investor Relations Contact:

Atabak MokariMatt Clawson

CFO & VP, Corporate DevelopmentPure Communications

650-940-4700949-370-8500

matt@purecommunicationsinc.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015

Total revenues	$11,908	$9,033	$23,839	$19,829
Cost of revenues	6,174	4,816	12,808	10,202
Gross profit	5,734	4,217	11,031	9,627

Operating expenses:
Research and development	1,392	1,482	2,751	2,763
Sales and marketing	2,405	2,158	4,834	4,229
General and administrative	2,331	1,324	3,688	2,979
Total operating expenses	6,128	4,964	11,273	9,971

Loss from operations	(394)	(747)	(242)	(344)
Other expense, net	21	23	32	30
Loss from operations before (benefit from) provision for income taxes	(415)	(770)	(274)	(374)
(Benefit from) provision for income taxes	(87)	(118)	(47)	32
Net loss	$(328)	$(652)	$(227)	$(406)

Net loss per share:
Basic	$(0.03)	$(0.07)	$(0.02)	$(0.04)
Diluted	$(0.03)	$(0.07)	$(0.02)	$(0.04)

Weighted average shares used in computing net loss per share
Basic	10,085	10,027	10,060	9,948
Diluted	10,085	10,027	10,060	9,948

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	July 2,	January 2,
	2016	2016
Assets
Current Assets:
Cash and cash equivalents	$11,521	$9,995
Accounts receivable, net	8,450	9,282
Inventories	12,141	11,106
Prepaids and other current assets	560	386
Total current assets	32,672	30,769
Property and equipment, net	1,188	1,104
Intangible assets, net	260	268
Goodwill	533	533
Deferred income taxes-long term	8,985	8,985
Other long-term assets	107	164
Total assets	$43,745	$41,823

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$3,194	$2,223
Accrued compensation	1,750	1,572
Accrued expenses	1,838	1,722
Accrued warranty	610	603
Deferred revenue	1,271	1,311
Total current liabilities	8,663	7,431

Long-Term Liabilities:
Other long-term liabilities	566	704
Total liabilities	9,229	8,135

Stockholders' equity:
Common stock	112	111
Additional paid-in capital	39,040	37,986
Accumulated deficit	(4,636)	(4,409)
Total stockholders' equity	34,516	33,688
Total liabilities and stockholders' equity	$43,745	$41,823